Exhibit 4.7

CONFIDENTIAL

AMENDMENT TO TECHNOLOGY DEVELOPMENT, LICENSE AND
MANUFACTURING AGREEMENT

This Amendment (this “Amendment”) amends the Technology Development, License and Manufacturing Agreement dated April 12, 2006 as amended to date (the “Master Agreement”) by and between MARVELL INTERNATIONAL LTD., a Bermuda corporation, with offices at Argyle House, 41a Cedar Avenue, Hamilton, HM 12, Bermuda, MARVELL SEMICONDUCTOR ISRAEL LTD., an Israeli corporation, with offices at 6 Hamada Street, Mordot HaCarmel Industrial Park, Yokneam, Israel 20692 (Marvell International Ltd. And Marvell Semiconductor Israel Ltd. are collectively referred to as “Marvell”) and EZCHIP TECHNOLOGIES LTD., an Israeli corporation with offices at 1 Hatamar Street, PO Box 527, Yokneam 20692, Israel (“EZchip”).  This Amendment to the Master Agreement is by and between Marvell and EZchip and is effective as of September __, 2006 (the “Amendment Effective Date”).

RECITALS

A.
Marvell and EZchip entered into that certain Master Agreement whereby the parties can agree in writing to SOWs to establish responsibilities of the parties with regard to Licensed Products to be added to the Master Agreement.

B.
Marvell and EZchip now wish to amend the Master Agreement to add an SOW and other exhibits to the Master Agreement necessary to perform such new SOW for the 98NXxxx Licensed Product as described in the attached SOW and exhibits.

AGREEMENT

NOW, THEREFORE, in consideration of the foregoing and the mutual promises and covenants contained in this Amendment:

1.To amend the Master Agreement by adding the attached Exhibits A, B, C, D, E, F, G and H to the Master Agreement.  The attached Exhibits relate solely to the 98NXxxx Licensed Product described in the attached Exhibits.

2.Except for the amendments set forth above, all other terms and conditions of the Master Agreement shall remain the same.  Any defined terms used herein but not defined in this Amendment shall have the meanings, if any, provided in the Master Agreement.

CONFIDENTIAL

IN WITNESS WHEREOF, the parties have executed this Amendment as of the Amendment Effective Date.

“EZchip”	“Marvell”
EZCHIP TECHNOLOGIES LTD., An Israeli corporation	MARVELL INTERNATIONAL LTD.
By: /s/ Eli Fruchter Name: Eli Fruchter Title: CEO	By: /s/ Carol Feathers Name: CAROL FEATHERS Title: GENERAL MANAGER

“Marvell”
MARVELL SEMICONDUCTOR ISRAEL LTD.
By: /s/ [Authorized Representative] Name: Title:

CONFIDENTIAL

EXHIBIT A
98NXxxx SOW

I.  GENERAL

This SOW is governed by the Master Agreement and the terms of this SOW relate solely to the  98NXxxx Licensed Product described herein.
1.	Both parties will work together to co-develop 98NXxxx for the purpose of providing higher density programmable solutions for the customers.
2.	Product definition will be done together by Marvell and EZchip.
3.	This product should be based on latest EZchip NP Core with the required modifications to be defined by Marvell & EZchip.
4.	Additional requirement following the final PRD to be commonly agreed between both parties.
5.	Marvell has option to give their part of work to subcontractors if needed, all subject to the provisions of the Master Agreement.
6.
Notwithstanding Section 2.1 of the Master Agreement, Marvell has option to give their part of work to subcontractors if needed, subject to compliance by such sub-contractors with Marvell’s confidentiality undertakings towards EZchip. Marvell shall consult with EZchip on the subcontractor selection.

7.
EZchip agrees to work with Marvell in good faith to meet Cisco’s requirements for cost reduction for the  98NXxxx Licensed Product as described in the Business Term Agreement between EZchip, Marvell and Cisco Systems, Inc. (“Cisco”).

8.
In any case of contradiction between the Master Agreement and this Amendment or any of the following Exhibits, the express provisions of this Amendment shall prevail only with respect to the  98NXxxx Licensed Product.

II. 98NXXXX DESIGN STRUCTURE

1.	98NXxxx -Top (chip level) – the integration of all components to whole chip will be under EZchip responsibility
2.	98NXxxx -Core: Based on latest 90nm NP core with all required modifications to define by EZchip and Marvell.
3.	98NXxxx -IF
1.	XAUI - Serdes I/F
2.	DRAM I/F: IO+PUP
3.	TCAM I/F: IO+PUP
4.	SRAM I/F: IO+PUP
5.	PCI-E I/F: SerDes
6.	Misc I/F
7.	SGMII – Serdes I/F
4.	Padout, Jtag, PLL

III.  PROGRAM MANAGEMENT

The Parties shall create a coordination team (“Coordination Team”) to oversee the implementation of this SOW and to constitute the primary vehicle for communication, decision-making and executive management of the Statement of Work.

CONFIDENTIAL

The Coordination Team shall comprise of the Project Managers of the Parties, and any other representatives as agreed between the Parties. Each Party shall appoint: a Project Manager.  The Project Managers shall conduct status meetings regularly (at least on a weekly basis) either by teleconferences or face-to-face meetings. Such status meetings shall include, among others, the exchange of technical Information, the activity under, and the performance of, this SOW, and the progress of the Services.  The Coordination Team shall keep formal minutes of its meetings.

Among the responsibilities of the Coordination Team are the resolution of matters concerning the performance of this SOW, such as technical problems, and progress issues.  The Coordination Team shall review changes, and shall ensure they are within the framework of the of this SOW. The Coordination Team shall have full and constant visibility on the process and information,

During the entire term of this SOW, Marvell’s Project Manager (or a representative on its behalf) shall be entitled to visit EZchip’s facilities in order to inspect and evaluate EZchip’s progress and to ensure that such progress is compatible with the Requirements, and with Marvell’s quality assurance; provided however, that Marvell shall provide EZchip with reasonable prior notice, and that the visit shall take place during regular business hours.

1.	Marvell and EZchip will jointly develop a detailed execution plan including schedule for the major activities, milestones, reviews and deliverables submission dates,
2.	Marvell and EZchip shall provide each other with Weekly Status Reports that will cover the week’s Work focus/accomplishments and issues.
3.
EZchip acknowledges that time is of the essence in the performance of the development.   EZchip shall notify Marvell promptly of any factor, occurrence, or event coming to its attention that may affect its ability to substantially perform the development, or that is likely to occasion any material delay in delivery of Deliverables. Such notice shall be given, without limitation, in the event of any loss or reassignment of key employees, threat of strike, or major equipment failure. In any such event, the parties shall attempt to reach a prompt resolution which would allow to nevertheless meeting the schedule.  In such an event, EZchip shall treat Marvell as a most favored customer.

4.
EZchip will update Marvell with any bug or violation discovered on any of EZchip’s products that has relevance to the 98NXxxx core based on previous generation of Network Processors, and shall take all measures reasonably required in order to immediately resolve any such bug or violation.

5.
Marvell will update EZchip with any bug or violation discovered in the XAUI, and PCI-E or any other cores that has relevance to the 98NXxxx device, and shall take all measures reasonably required in order to immediately resolve any such bug or violation.

6.
During, and upon the completion of, the implementation of the Services, Marvell shall be entitled to conduct reviews and/or acceptance testing which Marvell deems necessary in order to verify whether the Development and/or Deliverables conform to all of the specifications and the Requirements.

7.
EZchip hereby represents and warrants is, and will be, the sole author of all the 98NXxxx Deliverables, and that neither the Development nor the 98NXxxx Deliverables will in any way infringe any third party’s rights, including the intellectual property rights.  Without limiting the foregoing, EZchip shall be responsible to ensure that Marvell receives any licenses, other than licenses of third party tools, required to enable Marvell to utilize the EZchip Deliverables under the terms of the Master Agreement.

CONFIDENTIAL

IV. 98NXXXX DESIGN FLOW

RTL / Coding

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98NXxxx - Interfaces

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V. BACK END AND LAYOUT

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VI.  PRE-SILICON VERIFICATION

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VII. DESIGN FOR TESTABILITY (DFT) AND DESIGN FOR VALIDATION (DFV)

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VIII. PACKAGE DESIGN

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IX. POST SILICON FUNCTIONAL VALIDATION (CHIP & SYSTEM)

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X. POST SILICON ELECTRICAL VALIDATION

1.	Marvell will be responsible for the electrical validation test plan definition and execution according to Marvell flow and provide EZchip with all results.
2.
Post silicon electrical validation may be done on the validation platform designed by EZchip. This platform will be designed following Marvell hardware design guidelines to enable testing of all 98NXxxx functional and electrical aspects. Additional to this, the validation platform will include all the hooks needed for the electrical validation as defined by Marvell.

3.
Marvell has the right to design and manufacture its own platform to be used for electrical validation or demo purposes. This system may be based/derived from the system designed by EZchip, as decided by Marvell.

4.
EZchip will provide to Marvell all design and production files needed to manufacture the 98NXxxx validation card and any other platform previously designed by EZchip that will be used for the 98NXxxx validation.

* This portion of the Exhibit has been omitted pursuant to a Request for Confidential Treatment under Rule 24b-2 of the Securities Exchange Act of 1934. The complete Exhibit, including the portions for which confidential treatment has been requested, has been filed separately with the Securities and Exchange Commission.

CONFIDENTIAL

5.	EZchip will provide all required support and information to enable the 98NXxxx electrical validation including the required test suites for functional stress.
6.
Marvell has the option to buy all validation platforms from EZchip at systems/cards building costs +10% and excludes man hours up to 15 platforms. Beyond the first 15 platforms, Marvell has the option to buy additional platforms at system/cards building costs +20% and excludes man hours.

7.	EZchip commits to supply the above platforms in a period of 3 months from the time the order was placed.
8.
Regardless the indicated above, EZchip will provide to Marvell according to the cost specified in the previous item, four full validation platforms to be used for the electrical validation. These platforms will be delivered in stable working conditions by EZchip experts at Marvell lab including, but not limited to:

a. 98NXxxx development boards
b. Chassis or any other platform needed to run the 98NXxxx development boards
c. Power supplies
d. Cables
e. Initialization files
f. User manual
g. Application software
h. Drivers
9.	The validation platforms will be delivered no later than two weeks after Marvell delivered the required 98NXxxx devices to EZchip.
10.	Marvell will share the electrical validation results with EZchip.
11.	EZchip will provide at the above mentioned cost, 4 additional 98NXxxx validation boards to be populated with corner devices.
12.	EZchip experts will provide training at Marvell facilities to Marvell engineers on the validation platforms upon platforms delivery.
13.	EZchip will provide and support any SW driver needed to run the electrical validation environment (See S/W section)

XI. POST SILICON TEST PROGRAM (TESTER)

1.	Marvell will be responsible for Test Program development and Q&R testing. EZchip will support the Test Program development.
2.	Testing location and the type of tester will be selected by Marvell.
3.	Test Vector Generation and debugging at the tester is EZchip responsibility except for the ATPG vectors generation and debug that is under Marvell responsibility.
4.	Marvell will be responsible for the vectors conversion and release to the production test floor.
5.
EZchip will provide all required support and information to Marvell to enable test and qualification infrastructure development – such as test h/w, BI h/w and any other h/w required for product ramp and qualification.

XII. POST SILICON – QUALITY AND RELIABILITY

1.	Marvell will be responsible for the quality and reliability testing of the 98NXxxx
2.	Marvell will conduct any required failure analysis.
3.
EZchip and Marvell shall support each other for failure analysis and corrective action implementation upon need (logic analysis, electrical analysis, and test enhancement), this in line with Marvell’s FA standard response time, and in accordance with Section 5 of the Master Agreement. This applies to: qualification failures, customer returns and yield enhancement activities.

CONFIDENTIAL

4.	EZchip will provide all information and engineering support required to bring up the qualification infrastructure.
5.	Each company will be responsible to support its customers’ FAs.

XIII. SOFTWARE

1.	EZchip will provide training to Marvell on the 98NXxxx drivers and its architecture.
2.	EZchip will develop application SW needed for Demo systems as agreed with Marvell marketing.
3.	EZchip will supply required S/W and tools developed by EZ Chip to perform the Electrical Validation as will be defined by Marvell.

XIV. APPLICATION SUPPORT

1.	Marvell will directly support its customers on any electrical, thermal and quality related issues.
2.	EZchip will be responsible for application, training and customer support for the 98NXxxx for functional, architecture and performance related issues and for all SW related issues.
3.	EZchip is responsible for all the firmware, driver and architectural related collateral issues, training and customer bring-up.
4.	Marvell will provide support to EZchip team on any hardware, electrical, thermal or quality related issues coming from EZchip customers.
5.	EZchip will respond promptly to support Marvell customers and Marvell field/sales teams with issues related to proactive and reactive support events in accordance with Exhibit C.

XV. DOCUMENTATION AND COLLATERALS

•	EZchip and Marvell will work together to close the 98NXxxx definition.
•	EZchip will create and deliver to Marvell the 98NXxxx functional specification including the internal and external register tables.
•	Marvell will provide to EZchip all the register and configuration related to the Marvell IP integrated in the 98NXxxx.
•	EZchip will share with Marvell all the previous NP relevant appNotes that apply to 98NXxxx
•
EZchip will deliver the below listed documents in the standard EZchip format and will embed the Marvell logo, cover page, address page and disclaimer in the documents. EZchip will refer to the Marvell Doc Number and Product Number within these documents.

•	The flow to migrate EZchip collaterals to final 98NXxxx files will be defined by EZchip and Marvell.
•	EZchip will create, release and maintain the following documentation and collateral for the 98NXxxx:

1.	Product Brief
2.	Functional Specification
3.	Application Notes/Technical Bulletins
4.	Errata
5.	Reference Design/Development Board User Manual and Jumper Settings
6.	Reference Design/Development Board Schematics and BOM

CONFIDENTIAL

7.	Reference Design/Development Board Schematics checklist
8.	Software driver’s user manual including the description of the driver functionality and the driver architecture.
9.	Software User Manual (APIs, drivers), SW release notes

•	Marvell will create, release and maintain the following documentation and collateral
1.	Datasheet (Hardware Specification)
2.	Hardware Design Guide
3.	IBIS
4.	BSDL
5.	Hardware, Electrical and Thermal Application Notes/Technical Bulletins (if required)
6.	Ballout

•
EZchip will supply Marvell with the above mentioned end-user customer collateral and documentation. This collateral and documentation content will be agreed by EZchip and Marvell. These documents will be provided by EZchip in editable soft copy.

•
Marvell will be authorized to distribute the above listed collateral and documentation to Marvell customers. Marvell will be authorized to distribute the collateral under the EZchip marking and branding OR repurpose the information so that it bears all or any of the following: Marvell marking (logo) and branding, Marvell marketing part number, Marvell cover page.

•	Any documentation released to Marvell customers will be done exclusively by Marvell and according to its documentation release flow.
•	Marvell has the option to request that EZchip supply the above collateral bearing the Marvell marking (logo) and branding, marketing part number, Marvell cover page.
•	Each party is responsible for release of all respective collateral and documentation updates and revisions, in a timely manner and according to a release schedule agreed upon by Marvell and EZchip.

XVI. Manufacturing:

The  98NXxxx IC will be manufactured by Marvell and will be branded with the following Marvell –EZchip Trademarks.  Marvell Logo will include the following reference to EZchip: “Powered by EZchip Technologies”.   Marvell may, at its discretion, change such marking, provided it keeps the reference and proportions to EZchip unchanged.

CONFIDENTIAL

1.	Marvell will provide 98NXxxx samples to EZchip to be used in the chip validation.
2.	EZchip and Marvell will track and investigate the root cause of anomalies and silicon bugs. Both companies will jointly determine the priority and which ones need to be fixed before production release
3.
EZchip and Marvell will work to provide functional silicon to meet product requirements.  This may include subsequent metal steps or full steps of the silicon.  The parties agree to use their mutual best efforts to complete any required metal steps or full steps of the silicon on an expedited basis

4.	Marvell and EZchip will work together on any yield improvement and enhancement issues.
5.	EZchip will provide forecast for EZchip customers’ device requirements. The forecast will be delivered at a format and lead-time agreed with Marvell.
6.	Manufacturing flow and platforms will be determined by Marvell.

XVII.  CERTAIN DELIVERABLES

1.	Marvell will provide the following Marvell Deliverables, to be integrated by EZchip in the 98NXxxx Licensed Product model for simulation and Netlist closure purposes:

[*]

* This portion of the Exhibit has been omitted pursuant to a Request for Confidential Treatment under Rule 24b-2 of the Securities Exchange Act of 1934. The complete Exhibit, including the portions for which confidential treatment has been requested, has been filed separately with the Securities and Exchange Commission.

CONFIDENTIAL

2.  The Deliverables to be provided by each party, as set forth on Exhibit B, shall be deemed to be Marvell Deliverables or EZchip Deliverables (depending on the providing party) for purposes of this SOW.

XVIII.  EXCLUSIVE CISCO FEATURES

The parties agree that, subject to written agreement between Marvell, EZchip and Cisco Systems, Inc. or a corporate affiliate of Cisco Systems, Inc. (collectively, “Cisco Systems”), the following features to be included in the 98NXxxx Licensed Product will be exclusive to Cisco Systems for the exclusivity period set forth below such that during the applicable exclusivity period neither party will allow customers other than Cisco Systems to use, access or enable the applicable exclusive feature in a network processor device provided by such party.  The exclusivity terms set forth in this section of this SOW shall only be effective when agreed upon in writing by Marvell, EZchip and Cisco Systems, and the final exclusivity terms agreed upon in writing by Marvell, EZchip and Cisco Systems will be the only binding terms relating to the exclusive features listed below.

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XIX.  COST REDUCTION FOR 98NXXXX LICENSED PRODUCT

After the 98NXxxx Licensed Product is in production phase, the parties will use commercially reasonable efforts to provide cost reduction, including without limitation process shrink, for the 98NXxxx Licensed Product, as shall be reasonably required to meet Cisco’s requirements for ongoing efforts to achieve cost reduction for the 98NXxxx Licensed Product during the life of the 98NXxxx Licensed Product.  If necessary to meet Cisco’s requirements, Marvell and EZchip will work in good faith to agree in writing to development deliverables and milestones for cost reduction for the 98NXxxx Licensed Product, and upon such written agreement, such development deliverables and milestones will be deemed to be incorporated in this SOW.

* This portion of the Exhibit has been omitted pursuant to a Request for Confidential Treatment under Rule 24b-2 of the Securities Exchange Act of 1934. The complete Exhibit, including the portions for which confidential treatment has been requested, has been filed separately with the Securities and Exchange Commission.

CONFIDENTIAL

Without derogating from the foregoing, with respect to process shrink for the 98NXxxx Licensed Product, if 65nm technology permits shrinking the die for the 98NXxxx Licensed Product, then EZchip will provide Marvell with the level of engagement deemed by the parties to be reasonably required and the same level of deliverables for the 98NXxxx Licensed Product using 65nm technology as EZchip provides hereunder for the 98NXxxx Licensed Product using 90nm technology.  Marvell’s responsibilities for any such 98NXxxx Licensed Product using 65nm technology shall be the same as Marvell’s responsibilities hereunder for the 98NXxxx Licensed Product using 90nm technology.

CONFIDENTIAL

Exhibit B
Milestones and deliveries
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* This portion of the Exhibit has been omitted pursuant to a Request for Confidential Treatment under Rule 24b-2 of the Securities Exchange Act of 1934. The complete Exhibit, including the portions for which confidential treatment has been requested, has been filed separately with the Securities and Exchange Commission.

CONFIDENTIAL

EXHIBIT C
SUPPORT
Background and Purpose

This Exhibit C sets forth EZchip’s support and training obligations to Marvell and its customers for the Licensed Products.   The parties agree that the purpose of this Exhibit C is to ensure that Marvell’s customers receive prompt and useful support from EZchip in connection with such customer’s purchase and use of any Licensed Product.

To ensure the successful development and sale of the Licensed Products, EZchip commits to provide all engineering and support resources as may be required in order to meet Marvell’s customers’ needs to each Licensed Product’s end of life.  Marvell commits similar resources to this end, as well.  In accordance with the terms of this Exhibit C, EZchip will commit to assign support resources to be available at locations designated locations sites, whenever such resources are required to meet end customer commitments or requests.

EZchip and Marvell, if appropriate, will release any and all errata for each Licensed Product within one week of discovery thereof, and will share with each other the detailed development progress, risks and mitigation plans for each such erratum.  EZchip will fix critical errata on a timely manner

Severity Levels Defined

1.0	DEFINITIONS

1.1
Severity 1 Support Request(s) means a customer problem reported to Marvell or EZchip where an immediate EZchip engagement and assistance is required in providing resolution.  A Severity 1 situation includes, but is not limited to, any of the following situations:

•	A problem which critically impacts the end customer’s ability to do business,
•	A customer reports a problem, which such customer designates as a “Severity 1 or Level 1, etc.” problem
•	A problem reported by the customer is significantly affecting customer's project time schedule, or
•	The customer’s Licensed Product based system is down or severely degraded.

The customer’s interpretation of the severity of the problem will always be honored.

CONFIDENTIAL

1.2
Severity 2 Support Request(s) means a customer problem reported to Marvell where an urgent EZchip engagement and assistance is required in providing resolution.  A Severity 2 situation includes, but is not limited to, any of the following situations:

•	A problem which impacts the end customer’s ability to do business, the severity of which is significant and may be repetitive in nature,
•	A customer reports a problem, which such customer designates as a “Severity 2 or Level 2, etc.” problem, or
•	A function of the customer’s Licensed Product based system is impacted which impedes the customer from meeting daily requirements.

The customer’s interpretation of the severity of the problem will always be honored.

1.3
Severity 3 Support Request(s) means a customer problem reported to Marvell where a timely EZchip engagement and assistance is required in providing resolution.  A Severity 3 situation includes, but is not limited to, any of the following occur:

•	A problem, which negligibly impacts end customer’s ability to do business,
•	A customer reports a problem, which such customer designates as a “Severity 2 or Level 2, etc.” problem. , or
•	Any questions and/or general consultation requested by Marvell or a customer.

The customer’s interpretation of the severity of the problem will always be honored.

2.0	2. EZCHIP SUPPORT INCIDENT RESPONSE BY SEVERITY

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3.0	TECHNICAL SUPPORT PROCEDURES

EZchip will be fully responsible for customer support. Any customer request for support will be referred to EZchip support team. Both Marvell and EZchip will specify initial Technical Escalation Contacts, which may be updated from time to time by mutual written agreement of the parties.  Such written agreement may be in the form of electronic mail.

* This portion of the Exhibit has been omitted pursuant to a Request for Confidential Treatment under Rule 24b-2 of the Securities Exchange Act of 1934. The complete Exhibit, including the portions for which confidential treatment has been requested, has been filed separately with the Securities and Exchange Commission.

CONFIDENTIAL

                3.1           Technical Support Engagement

To ensure a smooth transition during technical collaboration or escalation, it is essential that all parties remain engaged until the next level is fully engaged, including access to all relevant contact information and technical activity to date.

3.2           Solution Delivery

EZchip will be the primary source of communication with the end customer.  Marvell will assist with this communication process as requested. If the problem cannot be reproduced in EZchip’s labs, Marvell and the customer will provide EZchip access to the customer’s site to allow EZchip’s engineering/support staff to debug the problem.  Marvell application team will be copied to any correspondence between EZchip and Marvell customers.

3.3           Third Party Dependency

In the event that  EZchip is dependent upon a third party to provide support for a product or product component, it is incumbent upon EZchip to establish a written agreement with the third party, such that EZchip is capable of meeting the expectations identified in the Agreement by working through the third party.

4.0           Support Collaboration Guidelines and Resolution Requirements

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5.0          Support Training Requirements

EZchip agrees to provide Marvell with training at a mutually agreeable time and location, which such training shall cover the following information related to 98NXxxx:

o	Data flow
o	Engineering specifications
o	New technology primer
o	Complete list of erratas
o	Error handling
o	Trouble-shooting steps/procedures
o	Diagnostic capability
o	Basic reference design installation/re-installation procedures
o	Setup procedures
o	Product tests results
o	Product White Papers if available

  The training may be broken to phases, per Marvell and EZchip agreement

* This portion of the Exhibit has been omitted pursuant to a Request for Confidential Treatment under Rule 24b-2 of the Securities Exchange Act of 1934. The complete Exhibit, including the portions for which confidential treatment has been requested, has been filed separately with the Securities and Exchange Commission.

CONFIDENTIAL

6.0	EZchip and Marvell Support Materials

EZchip Support Materials

o	Option for Marvell to purchase more 98NXxxx validation/evaluation platforms from EZchip for agreed price, and within 15 weeks of delivery
o	All EZchip’s relevant documents will have to be provided in source format (word doc or frame maker) and within a timely manner of any change to these documents
o	EZchip to communicate:
o	Any new bug or errata within 1 week from discovery
o	Performance test reports
o	Schematics and reference design in source file (PCB, BRD, SCH files)
o	EZchip to provide Test plans
o	Software drivers should be kept in version controlled data base

7.0           Travel Agreement

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8.0	Non Solicitation.

During the term of the Master Agreement and for a period of two (2) years following termination hereof, each of Marvell and EZchip agrees that it will not directly or indirectly hire, attempt to hire or encourage the resignation of any employees of the other party, by direct or indirect inducements or otherwise.

* This portion of the Exhibit has been omitted pursuant to a Request for Confidential Treatment under Rule 24b-2 of the Securities Exchange Act of 1934. The complete Exhibit, including the portions for which confidential treatment has been requested, has been filed separately with the Securities and Exchange Commission.

CONFIDENTIAL
EXHIBIT D
QUALITY REQUIREMENTS

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* This portion of the Exhibit has been omitted pursuant to a Request for Confidential Treatment under Rule 24b-2 of the Securities Exchange Act of 1934. The complete Exhibit, including the portions for which confidential treatment has been requested, has been filed separately with the Securities and Exchange Commission.

CONFIDENTIAL

EXHIBIT E
IDENTIFIED CUSTOMERS AND IDENTIFIED PROGRAMS

I.  Identified Customer and Identified Programs (including next generations of Identified Programs).
•	The Identified Programs are defined to include the current and next generation of these product lines.

No.	Company Name	Programs
1	Cisco Systems	1.All programs

II.  For purposes of Section 9.3 of the Agreement, all Identified Customers and Identified Programs listed above are exclusive to Marvell.

CONFIDENTIAL

EXHIBIT F
ROYALTIES, SHARED ENGINEERING FEES, & LICENSE FEES
Applicable to 98NXxxx Licensed Product for Cisco Systems Only

I. Royalties

The Royalty for each unit of 98NXxxx Licensed Product shall be $[*] per unit for each unit of the 98NXxxx Licensed Product sold by Marvell. These Royalties will apply to any revision of the 98NXxxx device for sale to Cisco Systems and its corporate affiliates.

Should market, manufacturing or customer conditions warrant, the companies agree to work in good faith to re-negotiate terms set forth in Exhibit F.

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Notwithstanding the provisions of Section 6.2 of the Technology Development, License and Manufacturing Agreement: Marvell shall provide EZchip with Royalty reports by the 30th day of the month following the month in which units of the 98NXxxx Licensed Product were sold, specifying the units of Licensed Products sold to each customer during the period of the report and the respective Royalties due to EZchip from such sales.  Notwithstanding the foregoing, Marvell’s payment obligations for such Royalties are due on a quarterly basis tied to Marvell’s fiscal quarters, with payment of Royalties due for each Marvell fiscal quarter due within thirty (30) days following the end of the applicable Marvell fiscal quarter.

II. Shared Engineering Costs.

Marvell and EZ Chip will invest the appropriate resources to meet their respective development milestones and deliverables. In doing so, the engineering costs and license fees incurred for the two planned versions of the 98NXxxx devices, as described in the exhibit B, will be borne by the respective parties. All non recurring engineering costs incurred beyond the two planned versions of 98NXxxx will be shared equally between Marvell and EZ Chip.

* This portion of the Exhibit has been omitted pursuant to a Request for Confidential Treatment under Rule 24b-2 of the Securities Exchange Act of 1934. The complete Exhibit, including the portions for which confidential treatment has been requested, has been filed separately with the Securities and Exchange Commission.

CONFIDENTIAL

EXHIBIT G
Escrow

The parties agree that the following terms shall set forth all of the terms applicable to the escrow arrangement with respect to the 98NXxxx Licensed Product sold to Cisco Systems Inc. (and its corporate affiliates) (“Cisco”) and will replace the escrow provisions set forth in Section 10 of the Agreement solely with respect to the 98NXxxx Licensed Product.

1.	For purposes of this Exhibit G, the term “Release Event” refers to any of the following events:

1.1. The termination of the Agreement by Marvell due to the occurrence of any of the following:

1.1.1.
EZchip (a) becomes insolvent or makes a general assignment for the benefit of its creditors, or (b) dissolves, except where such dissolution results directly from a corporate reorganization which results in the holders of a majority of EZchip’s voting securities - prior to such reorganization - (i) continuing to hold at least 51% of the voting securities of the entity surviving such reorganization, or (ii) holding substantially all of the assets of EZchip and continuing to operate the business of EZchip;

1.1.2.
a voluntary or involuntary petition or proceeding is commenced by or against EZchip under the Federal Bankruptcy Act or any other statute of any state or country relating to insolvency or the protection of the rights of creditors, or any other insolvency or bankruptcy proceeding or other similar proceeding for the settlement of EZchip’s debt is instituted and is not dismissed within 60 days from the date of such filing;

1.1.3.	a receiver of all or substantially all of EZchip’s property is appointed, and is not removed within 30 days; or

1.1.4.
EZchip materially breaches the Agreement and fails to remedy such breach within thirty (30) days after receiving a written notice from Marvell with respect to such breach and demand for a cure thereof.

The parties agree that EZchip’s failure to perform its development obligations under the SOW for the 98NXxxx Licensed Product (other than due to Marvell’s failure to perform its obligations in connection with such development under the SOW), which materially and adversely impacts the functionality or performance of such 98NXxxx Licensed Product, or which materially and adversely impacts the Cisco project timeline (as set forth in the three-way agreement between EZchip, Marvell and Cisco) relating to the 98NXxxx Licensed Product, shall constitute a material breach of the Agreement.

CONFIDENTIAL

1.2.
EZchip materially fails to perform its support obligations arising under Section 5 of the Agreement (Parties’ Support Obligations) (other than the delivery of Bug Fixes covered by Section 1.3 below) or materially fails to perform its development obligations under the SOW for the 98NXxxx  Licensed Product (other than due to Marvell’s failure to perform its obligations in connection with such development under the SOW) after the occurrence of (i) an “M&A Transaction” (as defined herein) or (ii) a Change of Control (as defined below) in EZchip, LanOptics Ltd., or any other parent company of EZchip.

For purposes of this Exhibit G, “M&A Transaction” means the merger of EZchip with or into a third party, as a result of which holders of EZchip’s equity securities prior to the merger hold less than 50% of the equity securities of EZchip after the closing of such merger, or EZchip sells all or substantially all of its assets to a third party, and “Change of Control” means a transaction or series of transactions in which EZchip, LanOptics Ltd. or any other parent company of EZchip undergoes a change in the party or parties that directly or indirectly own more than fifty percent (50%) of the voting stock or shares or other form of entity ownership (e.g. partnership interests).

1.3.
EZchip’s  material and ongoing failure to perform or propose a Bug Fix deemed by Cisco to be required with respect to the 98NXxxx  Licensed Product, the applicable Deliverables or the applicable Design Materials.

2.
Contemporaneously with, or promptly following, the execution of the SOW to which this document is attached as Exhibit G, the parties shall execute a three-party escrow contract (the “Escrow Agreement”) with a designated professional technology escrow agent (the “Escrow Agent”), which agreement shall be in a mutually acceptable form, and shall be attached hereto following its execution.

All costs related to the execution and maintenance of escrow services hereunder shall be borne by Marvell.

3.
Beginning on the date which is ten (10) days from the date on which the Escrow Agreement is executed by all parties, and continuing thereafter during the Term (as defined in the Agreement), EZchip shall continue to deposit the Escrowed Technology (as defined below) with the Escrow Agent upon completion of material development milestones and also within 5 business days following any update to the materials already deposited, in accordance with the provisions of the SOW and Escrow Agreement. Termination of the Agreement other than by EZchip in accordance with the provisions of Section 8.2(i), shall not relieve EZchip of its duties to deposit the Escrowed Technology in accordance with the terms of this SOW for a period of twenty four (24) months following such termination.

CONFIDENTIAL

For purposes of this Exhibit G, “Escrowed Technology” means the GDS (Graphic Design Specifications) and other technical and other manufacturing information and know-how, reasonably required in order to manufacture the 98NXxxx Licensed Products, as well as the micro-code, software development environment tools and documentation, encrypted RTL, timing and synthesis scripts, related product collaterals and hardware design and other technical and other manufacturing information and know-how, reasonably required in order for Marvell and its Affiliates to manufacture the 98NXxxx Licensed Products, support Cisco with respect to the 98NXxxx Licensed Products, create Bug Fixes, either in the IC or its related tools or micro-code for the 98NXxxx Licensed Products, perform process shrink on the IC to keep a competitive cost structure for Cisco, which may require re-synthesizing and doing all the backend of the encrypted RTL in new silicon geometry.

The foregoing reference to the GDS and layout database as part of the Escrowed Technology does not change that the GDS and layout database for the 98NXxxx  Licensed Products are Marvell Deliverables that are owned by Marvell (excluding the EZchip Intellectual Property Rights embodied therein).

4.	Upon the occurrence of a Release Event, the following shall occur:

4.1.
with respect to the Release Events described in Sections 1.1.1-1.1.3 above (inclusive), Marvell shall be entitled to deliver to the Escrow Agent (with a copy to EZchip), a Release Notice (the “Release Notice”) together with an affidavit (the “Affidavit”), executed by Marvell, which describes in reasonable detail the Release Event which took place. The Escrow Agent shall be required to promptly confirm the receipt of said Release Notice and Affidavit by EZchip.

As shall be more fully set forth in Escrow Agreement, the Escrow Agent shall be required to release the Escrowed Technology to Marvell within 5 business days following the receipt of the Release Notice.

This Release Event shall be deemed cured only if (i) with respect to Section 1.1.3, EZchip provides Marvell with written evidence of the removal of the receiver, or (ii) EZchip otherwise provides Marvell with sufficient evidence, as shall be determined by Marvell in its reasonable judgment, that the Release Event was cured and that EZchip is able to continue to perform its obligations under the Agreement and the SOW.

4.2.
with respect to the Release Event described in Section 1.3 above, EZchip shall have a period of 90 days following the receipt of Marvell’s written notice and demand for cure thereof (the “Bug Fix Cure period”) to cure such failure or to provide a plan (Bug Fix Cure Plan) that describes in detail the resources and extraordinary effort by EZchip to provide a bug fix that is acceptable to Marvell. Marvell shall have the right to audit on a weekly basis the Bug Fix Cure Plan execution and, subject to its confidentiality undertakings towards EZchip, disclose such audits to Cisco. Should it be determined through the audit by Marvell that EZ Chip is not executing to the Bug Fix Cure Plan then Marvell shall be entitled to deliver the Release Notice and Affidavit to the Escrow Agent (with a copy to EZchip). Without derogating from Marvell rights, the Escrow Agent shall be required to promptly confirm the receipt of said Release Notice and Affidavit by EZchip.

CONFIDENTIAL

As shall be more fully set forth in Escrow Agreement, the Escrow Agent shall be required to release the Escrowed Technology to Marvell within five (5) business days following such notice.  Marvell shall be required to return the Escrowed Technology to the Escrow Agent upon the sooner of (a) the date twelve (12) months after the release date, or (b) the date that Marvell makes the applicable Bug Fix and EZchip provides Marvell with written evidence, reasonably acceptable to Marvell, that EZchip has the ability to make future Bug Fixes for the 98NXxxx Licensed Product.

4.3.
with respect to the Release Event described in Sections 1.1.4 and  1.2 above, upon the occurrence of such event, Marvell shall be required to provide EZchip with a written notice informing EZchip of the occurrence of such event in reasonable detail.  By no later than 30 days following the receipt of such written notice, EZchip shall be required to provide Marvell with a written plan for the cure of such Release Event (the “Cure Plan”) which plan must describe in reasonable detail the steps which EZchip intends to take in order to cure such Release Event and the estimated schedule. Marvell shall be entitled to disclose such plan to Cisco.

In the event that EZchip fails to cure such Release Event or provide Marvell and Cisco an acceptable Cure Plan within such thirty (30) day period or EZchip fails to cure the Release Event within the period more fully set forth in an accepted  Cure Plan, then Marvell shall be entitled to deliver the Release notice and Affidavit to the Escrow Agent.

As shall be more fully set forth in Escrow Agreement, the Escrow Agent shall be required to release the Escrowed Technology to Marvell within five (5) business days following Marvell’s provision of such notice, and Affidavit. Marvell shall be required to return the Escrowed Technology to the Escrow Agent upon the sooner of (a) the date twelve (12) months after the release date, or (b) the date that Marvell cures the applicable Release Event and, to the extent applicable, EZchip provides Marvell with written evidence, reasonably acceptable to Marvell, that EZchip has the ability to prevent similar Release Events from occurring.

5.
Upon the release of the Escrowed Technology by the Escrow Agent to Marvell in accordance with the provisions contained herein and for so long as such Release Event has not been cured by EZchip (or, to the extent applicable, Marvell)  (as further set forth herein), Marvell shall be automatically granted a worldwide, royalty bearing, non-exclusive, perpetual, non-transferable license under all of EZchip’s Intellectual Property Rights embodied in the EZchip Deliverables, but solely for the purpose of curing the Release Event if the applicable Release Event occurs under Sections 1.1.4, 1.2 or 1.3,  and, to the extent applicable, to manufacture, have manufactured, use, complete the development of each relevant incomplete 98NXxxx Licensed Product (solely according to its respective SOW), modify for the purpose of completing Bug Fixes, modify for purposes of cost reduction of the 98NXxxx Licensed Product, selling, supporting, importing, exporting, exhibiting, offering to sell, demonstrating, publicly displaying or otherwise distributing through multiple tiers of distribution, the EZchip Deliverables as and to the extent such are incorporated into such 98NXxxx Licensed Product sold to Cisco and its affiliates (the “Escrow License”).  It is hereby clarified that notwithstanding anything to the contrary contained herein, any Escrow License shall terminate within 45 days following the cure of the Release Event by EZchip (or, to the extent applicable, Marvell) or (without derogating from the provisions of Section 4.2 and 4.3) the termination of the periods set forth in the second paragraphs of Sections 4.2 and 4.3.

CONFIDENTIAL

6.
The foregoing limited license shall be subject to Marvell’s full compliance with the applicable provisions of the Agreement (including, but not limited to, the Royalty, Royalty reports or other payment terms, restrictions on the identity of the purchaser of the 98NXxxx Licensed Product (i.e., Cisco), restriction on the use of EZchip Deliverables and EZchip’s Intellectual Property Rights, provisions relating to the protection of EZchip’s Intellectual Property) and the restrictions contained herein.

To the extent applicable, the provisions of Sections 5.1 and 6 of the Agreement (Financial Obligations) and the provisions of Exhibits F (Royalties) and C (Support) of the Agreement shall apply to such activities following the release of the Escrowed Technology to Marvell and its Affiliates, regardless of whether the Agreement is terminated by Marvell in accordance with the provisions of the Agreement.

Except for the license granted herein, no other licenses or rights are granted by one party to the other, whether by estoppel, implication or otherwise, and neither Marvell nor any of its Affiliates or customers shall be granted any ownership rights with respect to the Escrowed Technology (including, for the avoidance of doubt, EZchip’s Intellectual Property Rights and EZchip Deliverables).

It is hereby clarified that Marvell and its Affiliates shall be prohibited from disclosing any of the Escrowed Technology (including, for the avoidance of doubt, EZchip’s Intellectual Property Rights and EZchip Deliverables) to any third party, including but not limited to, Cisco or any other customer of Marvell.

7.
Without derogating from the foregoing, the parties agree that the Escrowed Technology will not be used or incorporated in any other device other than a 98NXxxx Licensed Product and may not be used other than in the manner and for the purposes expressly set forth in the Agreement.

8.
Without derogating from the foregoing, upon the release of the Escrowed Technology to Marvell in accordance with the provisions of this Exhibit G and unless Marvell unreasonably rejected the applicable Cure Plan proposed by EZchip, in accordance with the provisions contained herein, EZchip shall use its best efforts to ensure Marvell is allowed to fully exercise its Escrow License with respect to the Escrowed Technology and is supported in accordance with the requirements of Section 5 of the Agreement and Exhibit C of the Agreement until the Escrow License expires or terminates in accordance with the provisions contained herein. Prior to the earlier to occur of (i) the cure of the  Release Event by EZchip (or, to the extent applicable, Marvell)  or the termination of the periods set forth in the second paragraphs of Sections 4.2 and 4.3, and (ii) the termination of 24 months after the date of the release of the Escrowed Technology to Marvell in accordance with the provisions contained herein, to the extent applicable, EZchip agrees to provide Marvell with problem determination aids, test suites and source code, architecture and micro-architecture design documents, test software/setup/environment and any other associated documentation (including hardware and software design documentation and end user documentation), all schematics, blueprints, parts lists, and all other data, information and documentation necessary for Marvell to exercise the Escrow License granted herein.

CONFIDENTIAL

9.
Until the earlier to occur of (i) the cure of the  Release Event by EZchip (or, to the extent applicable, Marvell)  or the  termination of the periods set forth in the second paragraphs of Sections 4.2 and 4.3, and (ii) the termination of 24 months after the date of the release of the Escrowed Technology in accordance with the provisions contained herein, to the extent applicable, EZchip shall furnish Marvell with basic consultation, training and technical assistance, including but not limited to, training and assistance on the training material and product documentation for the EZchip Deliverables, as part of fully transferring EZchip’s know how regarding the EZchip Deliverables and the 98NXxxx Licensed Product, subject, however, to the confidentiality undertakings of the Agreement and herein and to the scope of the Escrow License granted herein.

10.
Marvell acknowledges that the Escrowed Technology to the extent released to Marvell in accordance with the provisions of this Exhibit G, are being provided “AS IS” and EZchip makes no warranties, express, implied or otherwise, regarding such Escrowed Technology.

11.
Except as expressly set forth in this Exhibit G, the other terms and conditions of the Agreement shall remain unchanged. All capitalized terms which are not defied herein shall have the meaning attributed to such terms in the Agreement and SOW.

CONFIDENTIAL
EXHIBIT H

Marvell will not sell the 98NXxxx Licensed Product to EZchip for resell purposes.